Exhibit 99.1

Catalyst Health Solutions Reports

Strong Earnings for Third Quarter 2010

Net Income Increases 25% to $0.48 per Diluted Share

ROCKVILLE, MD, November 3, 2010 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2010. The Company reported record quarterly net income of $21.5 million, up 25% compared to $17.2 million in the prior year. Earnings per diluted share increased by $0.09 to $0.48 from $0.39. Revenue for the quarter ended September 30, 2010, grew by $199.5 million to $925.1 million from $725.6 million in the prior year.

“We are pleased with the Company’s operational and financial performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “In the third quarter, we completed the strategic acquisition of Independence Blue Cross’ (IBC) pharmacy benefit management subsidiary, FutureScripts, retained key clients, sold new business and implemented a $350 million credit facility to fund future acquisitions.”

This quarter, in conjunction with the closing of the FutureScripts acquisition, the Company will also report adjusted earnings per diluted share excluding the impact of acquisition related intangible amortization. Third quarter 2010 adjusted earnings per diluted share increased by $0.10 to $0.51 from $0.41 adjusted earnings per diluted share in the prior year. Management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

Client Retention

Catalyst successfully renewed customer relationships in 2010 covering approximately 2.2 million lives. Client renewals this year include Wellmark Blue Cross and Blue Shield of Iowa, State of Louisiana Office of Group Benefits, State of Mississippi and School Employees’ Health Plan, Hotel Employees and Restaurant Employees International Union (H.E.R.E.I.U.)/Culinary Health Fund, Delhaize America, Fortune Brands and Ahold. “Clearly, it has been a significant accomplishment to secure multi-year contract extensions,” added Blair. “With our recent client renewals complete, nine of our ten largest accounts have two or more years remaining on their current contract term.”

New Sales

Catalyst has secured new PBM business consisting of self-funded employers, unions and managed care plans which cumulatively represent more than $400 million in annualized revenue. Previously announced new sales this year include Ford Motor Company, University of Virginia, Upper Peninsula Health Plan and Hannaford Bros. Co. The Company continues to pursue additional sales opportunities with a January 1, 2011 effective date across various markets.

FutureScripts

The Company’s acquisition of FutureScripts closed in the third quarter of 2010. Catalyst acquired FutureScripts for $225.5 million in cash, which includes the value of a future tax benefit for Catalyst. The Company incurred approximately $1.6 million of acquisition related expenses through the third quarter.

FutureScripts provides pharmacy benefit management services to approximately 1 million members and manages over 14 million prescriptions annually. Catalyst manages IBC’s pharmacy benefits under the terms of a 10-year contract. IBC is a leading health insurer in southeastern Pennsylvania and through IBC and its affiliates provide coverage to nearly 3.3 million people. “This transaction between Catalyst and IBC creates a uniquely aligned relationship that will drive improved outcomes and lower healthcare costs for IBC’s clients and members,” commented Blair. “The alliance validates Catalyst’s client-centric value proposition and provides Catalyst with significant growth opportunities for years to come.”

2010 Financial Guidance

The Company confirms it is tracking toward its previously stated 2010 guidance of $1.80 per diluted share which equates to $1.91 adjusted earnings per diluted share. Management now expects 2010 revenue of approximately $3.7 billion.

Preliminary 2011 Financial Guidance

With new sales commitments, recent client renewals and trends in prescription utilization, revenue in 2011 is projected to grow by 25% to 30%. The Company is initially targeting 2011 adjusted earnings growth of 15% to 25% which equates to $2.20 to $2.39 adjusted earnings per diluted share. Earnings in 2011 will be largely impacted by non-recurring expenses related to the integration of FutureScripts which management expects will be $6 to $10 million. The range of adjusted earnings per diluted share growth reflects the current uncertainty regarding the timing and extent of anticipated upfront FutureScripts implementation and transition expenses as well as post-transition revenue and earnings contributions for 2011. Also, net income and revenue for 2011 may be impacted by greater than projected generic utilization. Management will discuss earnings and revenue growth drivers for 2011 and beyond during its third quarter earnings call.

Third Quarter Results

Revenue for the third quarter increased by $199.5 million, or 27.5%, to $925.1 million from $725.6 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the third quarter increased to 17.2 million from 13.9 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients and the impact of acquisitions. Generic utilization increased to 72% from 67% in the third quarter of 2009.

Adjusting for the difference in days supply between mail order and retail, total prescription volume was 18.7 million.

Gross profit for the third quarter increased $12.7 million, to $61.7 million, or 6.7% of revenue, compared to $49.0 million, or 6.7% of revenue, in the third quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Third quarter operating income increased 25.6% to $35.0 million from $27.9 million in the third quarter of 2009. The increase in operating income was primarily due to the increase in gross profit, offset by a $5.6 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. Additionally, the growth in selling, general and administrative expenses reflect transaction expenses associated with corporate development activities and the consolidation of the operating expenses from the Company’s recent acquisitions.

Net income for the third quarter of 2010 was $21.5 million, or $0.48 per diluted share, compared to the prior year’s net income of $17.2 million, or $0.39 per diluted share.

Nine Months Results

Revenue for the nine months ended September 30, 2010 increased 23.3%, to approximately $2.6 billion from $2.1 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 49.7 million for the nine months ended September 30, 2010 from 41.5 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients and the impact of acquisitions.

Adjusting for the difference in days supply between mail order and retail, total prescription volume was 54.1 million, an increase of 9.5 million, or 21.3%, compared to 44.6 million in the prior year.

Gross profit for the first nine months of 2010, increased by $32.9 million to $168.1 million, or 6.3% of revenue, compared to $135.2 million, or 6.3% of revenue, in the first nine months of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Operating income increased by $19.6 million to $95.1 million in the first nine months of 2010 from $75.5 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by a $13.3 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. Additionally, the growth in selling, general and administrative expenses reflect transaction expenses associated with corporate development activities and the consolidation of the operating expenses from the Company’s recent acquisitions.

Net income for the first nine months of 2010 was $58.4 million, or $1.31 per diluted share, compared to $47.2 million, or $1.08 per diluted share, in the prior year.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information give additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Revenue (excludes member co-payments of $251,412, $206,441, $736,789 and $598,744 for the three months and nine months ended September 30, 2010 and 2009, respectively)	$925,056	$725,579	$2,647,475	$2,146,480

Direct expenses	863,313	676,612	2,479,361	2,011,248
Selling, general and administrative expenses	26,739	21,102	73,031	59,683

Total operating expenses	890,052	697,714	2,552,392	2,070,931

Operating income	35,004	27,865	95,083	75,549
Interest and other income	695	103	874	706
Interest expense	(1,286)	(113)	(1,739)	(363)

Income before income taxes	34,413	27,855	94,218	75,892
Income tax expense	12,908	10,625	35,813	28,687

Net income	$21,505	$17,230	$58,405	$47,205

Net income per share, basic	$0.49	$0.40	$1.33	$1.10
Net income per share, diluted	$0.48	$0.39	$1.31	$1.08
Weighted average shares of common stock outstanding, basic	43,928	43,185	43,800	43,054
Weighted average shares of common stock outstanding, diluted	44,586	44,040	44,522	43,811

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Retail prescriptions	16,403	13,403	47,467	40,035
Total mail prescriptions	767	494	2,207	1,513

Total prescriptions	17,170	13,897	49,674	41,548
Total adjusted prescriptions (1)	18,704	14,885	54,088	44,574

Adjusted mail order penetration %(2)	12%	10%	12%	10%
Generic utilization %	72%	67%	71%	67%

Gross profit	$61,743	$48,967	$168,114	$135,232
Operating income	35,004	27,865	95,083	75,549
Depreciation & amortization	3,870	3,479	10,251	9,058

(1)	Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.
(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of the acquisitions related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
GAAP diluted earnings per share	$0.48	$0.39	$1.31	$1.08
Adjustment for amortization of:
FutureScripts related intangible assets (1)	0.01	—	0.01	—
All other acquisition related intangible assets (2)	0.02	0.02	0.05	0.05

Diluted earnings per share, as adjusted	$0.51	$0.41	$1.37	$1.13

(1)	This adjustment represents the per share effect of the FutureScripts related intangible amortization. Intangible amortization of $50 thousand ($31 thousand net of tax) is included in selling, general and administrative expense for the three months and nine months ended September 30, 2010. Intangible amortization of $450 thousand ($280 thousand net of tax) is included as a reduction of revenue for the three months and nine months ended September 30, 2010.
(2)	This adjustment represents the per share effect of all other acquisition related intangible amortization. Intangible amortization of $1.3 million ($0.8 million net of tax) and $1.2 million ($0.8 million net of tax) is included in selling, general and administrative expense for the three months ended September 30, 2010 and 2009, respectively. Intangible amortization of $3.8 million ($2.3 million net of tax) and $3.5 million ($2.2 million net of tax) is included in selling, general and administrative expense for the nine months ended September 30, 2010 and 2009, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

2010 Adjusted Earnings Per Share Guidance Information

(Unaudited)

For the year ended December 31, 2010
GAAP diluted earnings per share	$1.80
Adjustment for amortization of:
FutureScripts related intangible assets (1)	0.04
All other acquisition related intangible assets (2)	0.07

Diluted earnings per share, as adjusted	$1.91

(1)	This adjustment represents the expected per share effect of the FutureScripts related intangible amortization. For the year ended December 31, 2010, intangible amortization of $0.3 million ($0.2 million net of tax) will be included in selling, general and administrative expense and intangible amortization of $2.7 million ($1.7 million net of tax) will be included as a reduction of revenue.
(2)	This adjustment represents the expected per share effect of the all other acquisition related intangible amortization. For the year ended December 31, 2010, intangible amortization of $5.1 million ($3.2 million net of tax) will be included in selling, general and administrative expense.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

2011 Adjusted Earnings Per Share Guidance Information

(Unaudited)

	Estimated Year ended December 31, 2011
	Low End	High End
GAAP diluted earnings per share	$2.00	$2.19
Adjustment for amortization of:
FutureScripts related intangible assets (1)	0.12	0.12
All other acquisition related intangible assets (2)	0.08	0.08

Diluted earnings per share, as adjusted	$2.20	$2.39

(1)	This adjustment represents the expected per share effect of the FutureScripts related intangible amortization. For the year ended December 31, 2011, intangible amortization is expected to be approximately $10.0 million ($6.2 million net of tax).
(2)	This adjustment represents the expected per share effect of the all other acquisition related intangible amortization. For the year ended December 31, 2011, intangible amortization is expected to be approximately $5.4 million ($3.4 million net of tax).

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